Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-250142) of Interlink Electronics, Inc., of our report dated March 16, 2021, with respect to the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020, which appears in this annual report on Form 10-K.

/s/ RBSM LLP

Larkspur, CA

March 16, 2021